EXHIBIT 99.1
JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that any Schedule 13G or 13D filed with the Securities and Exchange Commission after the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, par value $0.001 per share, of Barfresh Food Group Inc., a Delaware corporation (the “Company”), will be filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below, in accordance with Rule 13g-1 under the Securities Exchange Act of 1934, as amended.

The undersigned, hereby severally and individually constitute and appoint Kenneth L. Nadel and Andrew Sujdak and each of them, as true and lawful attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any schedule 13G or 13D with respect to the Company and all amendments thereto with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or either of them, may lawfully do or cause to be done by virtue hereof.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of October 13, 2015	Wolverine Asset Management, LLC

/s/ Kenneth L. Nadel
Signature

Kenneth L. Nadel, Chief Operating Officer
Name/Title

Wolverine Holdings, L.P.

/s/Christopher L. Gust
Signature

Christopher L. Gust, Managing Director
Name/Title

Wolverine Trading Partners, Inc.

/s/Christopher L. Gust
Signature

Christopher L. Gust, Authorized Signatory
Name/Title

/s/Christopher L. Gust
Christopher L. Gust

/s/ Robert R. Bellick
Robert R. Bellick